Exhibit 10.10

September 14, 2018

Amy Liao

GENEWIZ

115 Corporate Boulevard

South Plainfield, NJ 07080

Dear Amy:

It has been a pleasure working with you over the past few weeks in preparing for the combination of our two outstanding companies.  The insights and feedback you have provided on your leadership team have been extremely helpful and it is clear why you hold them in such esteem.  The significant contribution they will be making going forward will be essential for continuing to grow GENEWIZ.

Likewise, I know I speak for the Brooks leadership team in welcoming a business executive of your experience and caliber to the team.  You and your colleagues have built a thriving and sustainable company and we are excited to have you bring your collective energy and commitment to Brooks.  We are confident you will find Brooks to be a business environment that will allow you to continue on your path of success while broadening your personal career experience.

On behalf of Brooks, Steve Schwartz and our Directors, I am pleased to provide you the terms of our offer as President, GENEWIZ for Brooks Automation contingent on the successful completion of the pending transaction between our companies.  In this role you will have responsibility for managing and growing GENEWIZ as its executive leader.  You will be a Section 16 officer of the corporation and report to Steve Schwartz, CEO and President of Brooks Automation Inc.

A summary of the terms are as follows:

1.You will receive an adjustment to your current annual base salary to an annual rate of $440,000 effective on the closing date of the transaction. You will be eligible for future performance-based salary reviews on the same basis as other senior executives at Brooks, generally once per year.

2.Your service date will include your tenure with GENEWIZ and will remain June 1, 1999.

3.You will receive your GENEWIZ 2018 incentive bonus per the provisions of the Purchase Agreement Plan.

4.You will be eligible to participate in the Brooks annual Performance Based Variable Compensation Plan (PBVC) effective when the transaction closes with an annual target of 75% of base salary paid through the end of the plan year on September 30, 2019.  Payment of variable compensation is subject to your meeting aggressive but achievable corporate, business unit and individual goals and objectives defined and agreed upon for fiscal year 2019 and subsequent years.  A letter outlining your specific financial goals for fiscal 2019 will be provided for you and other GENEWIZ participants following the close of the transaction.

5.Beginning with the fiscal 2019 plan, you will be eligible to participate in the Company’s Long Term Incentive Plan (LTIP) on a similar basis as other executives. This award may feature both time-based and performance-based vesting criteria measured over a three-year period and will have a grant date value between $750,000 - $800,000.  Grants are normally approved at the November Board meeting.  You will be eligible for subsequent awards in future years on a similar basis.

6.You will be eligible for our Company sponsored benefit plans offered to all eligible Brooks employees.  Brooks currently pays a majority of the cost of medical, dental and vision insurance and 100% of the cost of life and disability insurance.  The Company also offers a 401(k) savings and retirement plan with a 4.5% company match, an Employee Stock Purchase Plan with a 15% discount, a non-qualified Deferred Compensation Plan and a Flexible Leave time off policy.  Flexible leave provides for paid time off as needed and approved by your manager.  You will move to the Brooks holiday schedule which includes 12 paid holidays, effective January 1, 2019.

7.To the extent that you have not executed an Employee Non-Solicitation and Proprietary Information Agreement or similar document with GENEWIZ, you agree to execute the Brooks agreement which all new employees are required to sign.

Amy, we are truly excited with your becoming part of our Brooks team and working with you to realize the full value of our Company.  Please feel free to contact me with any questions, either via email at william.montone@brooks.com mailto:or phone at 978-262-4646.

Sincerely yours,

/s/ William T. Montone

William T. Montone

Human Resources

cc:	Steve Schwartz, President and Chief Executive Officer

Acceptance:

/s/ Amy Liao	9/25/18
Name	Date